Exhibit 99.1
Contacts:	Rebecca Geier Corporate Communications and Investor Relations Manager (512) 683-5325

National Instruments Lowers Q3 Y-O-Y Revenue Growth Guidance to 20%
NI Estimates that diluted EPS for Q3 2004 will be approximately $0.11

AUSTIN, Texas -- October 4, 2004 -- National Instruments (NASDAQ:NATI) today announced preliminary revenue for the third quarter of 2004 of approximately $125 million, a 20 percent increase over the third quarter of 2003. NI estimates that diluted earnings per share for the third quarter of 2004 will be approximately $0.11. This estimate is below the company's previous guidance for Q3 of 21 percent to 25 percent year-over-year (Y-O-Y) revenue growth and diluted EPS of $0.13 to $0.16.

"While acceptance of our new products continued to be strong, we saw a slight softening in the business climate in Europe and Asia," said Alex Davern, NI CFO. "Our instrument control products, which now represent less than 16 percent of total revenue, saw a $2 million sequential drop in revenue in Q3, a quarter when we normally see an increase in demand for instrument control. This sequential revenue drop reflects the slowdown in Y-O-Y order growth seen in recent announcements by other large test and ATE companies."

"Through mid-August, our business was on track with the guidance we provided," added Davern. "However, starting in late August and continuing through September, we saw a slowdown in our Y-O-Y revenue growth in Europe and Asia reflecting the decline seen in JP Morgan's Global Purchasing Managers Index in August and September."

Revenue in U.S. dollars for the third quarter of 2004 compared to the third quarter of 2003 was approximately as follows: Americas, up 24 percent; Europe, up 14 percent; Asia, up 19 percent and worldwide, up 20 percent.

"Despite the apparent slowdown in the test and measurement marketplace, we were pleased with the customer response to numerous NIWeek product introductions, as initial orders for these new products were strong," said James Truchard, NI president and CEO. "Sales of our new M Series and CompactRIO data acquisition and industrial control products exceeded our forecasts, and we saw record sales of software in Q3. We will continue to focus on the success of our new products as the key to driving sustained growth."

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National Instruments Lowers Estimates for Third Quarter 2004 Results
October 4, 2004

NI continues to have a very strong balance sheet. During the quarter, the company repurchased approximately 251,000 shares of common stock at an average price of $26.85.

NI will discuss preliminary results for the third quarter in a conference call Monday, October 4, 2004, beginning at 4:30 p.m. CDT, at ni.com/call. Replay information will be available by calling (719) 457-0820, confirmation code #822245, from October 4, 2004, at 7:00 p.m. CDT, to October 11, 2004, at 12:00 a.m. CDT.

This release contains "forward-looking statements," including our expected revenue and earnings per share for the third quarter of 2004, strong acceptance of new products, softening business climate, decline in sales of instrument control products, strong customer response to NIWeek, sales of new products exceeding expectations and focus on success of new products, which are subject to a number of risks and uncertainties, including the risk of further deterioration in the global economy, delays in releases of new products, changes in demand for new products, unexpected decline in sales for data acquisition and instrument control products and foreign exchange fluctuations. All statements made regarding anticipated third quarter results are based on current information and are subject to audit and other closing adjustments. Actual results may differ materially from the expected results. The Company directs you to documents filed with the SEC for risks associated with the Company's future performance.

About National Instruments

National Instruments (www.ni.com) is a technology pioneer and leader in virtual instrumentation -- a revolutionary concept that has changed the way engineers and scientists in industry, government and academia approach measurement and automation. Leveraging the PC and its related technologies, virtual instrumentation increases productivity and lowers costs through easy-to-integrate software, such as the NI LabVIEW graphical development environment, and modular hardware, such as PXI modules for data acquisition, instrument control and machine vision. Headquartered in Austin, Texas, NI has more than 3,100 employees and direct operations in 41 countries. In 2003, the company sold products to more than 25,000 companies in 90 countries. For the past five years, FORTUNE magazine named NI one of the 100 best companies to work for in America.

NI investment information may be obtained from the Company's Investor Relations Department at by calling (512) 683-5090, by sending e-mail to nati@ni.com or by visiting ni.com/nati.

CompactRIO and LabVIEW are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

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